SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
January 1, 2008

UNITED ENERGY CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-30841 (Commission File Number)	22-3342379 (IRS Employer Identification No.)

600 Meadowlands Parkway #20, Secaucus, New Jersey 07094 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (800) 327-3456

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Changes in Control of Registrant.
Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 1, 2008, Louis Bernstein and Andrea Pampanini resigned as members of the Board of Directors (the “Board”) of United Energy Corp. (the “Company”). Thereafter, on January 25, 2008, pursuant to the Bylaws of the Company, the Board elected Jack Silver and Adam Hershey to fill vacancies in the Board. In addition, Mr. Silver was appointed as the Chairman of the Board.

Mr. Silver is the principal investor and manager of SIAR Capital, LLC, an independent investment fund (“SIAR”), and is the trustee of Sherleigh Associates Profit Sharing Plan (“Sherleigh”). Mr. Hershey has been a partner at SIAR since September 2007. From March 2005 until joining Siar, Mr. Hershey was a Vice President and Portfolio Manager of Neuberger Berman, LLC, a subsidiary of Lehman Brothers, managing capital for high net worth individuals. From 2003 to March 2005, Mr. Hershey was a Partner and Portfolio Manager at Sloate, Weisman, Murray & Company, a registered investment advisor that was acquired by Neuberger Berman, LLC in March 2003.

Pursuant to a Securities Purchase Agreement, dated March 18, 2005, among the Company and the Purchasers identified therein, including Sherleigh, as amended by the First Amendment to Securities Purchase Agreement, dated as of January 26, 2006 and by the Second Amendment to Securities Purchase Agreement, dated as of March 9, 2006 (as amended, the “Purchase Agreement”), during the period of March 2005 through March 2006, Sherleigh purchased from the Company (a) 1,333,333 shares of Common Stock, (b) warrants to acquire 5,682,667 shares of Common Stock, and (c) 3 shares of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”) for an aggregate purchase price of $1,090,331. The share of Preferred Stock held by Sherleigh are convertible into 24,000 shares of Common Stock and constitute all of the outstanding shares of the Preferred Stock. In addition, Sherleigh is the holder of an additional 980,000 shares of Common Stock. The warrants and Preferred Stock held by Sherleigh provide that they may not be exercised or converted to the extent following such exercise or conversion, the holder would be deemed beneficially own more than 9.99% of the total number of issued and outstanding shares of our Common Stock. Taking into account such exercise and conversion limitations, Sherleigh beneficially owns 9.99% of the outstanding shares of Common Stock.

The Purchase Agreement and the Preferred Stock provide that, upon the occurrence of a “Triggering Event” and during the “Period of Triggering Event”, the holders of the majority of the outstanding shares of Preferred Stock have the right to designate up to a majority of the members of the Board. “Triggering Event” is defined as (i) failure of the Company to have gross revenues of at least $5 million for the six month period ending September 30, 2006 or (ii) material breach by the Company of any of its representations, warranties, agreements or covenants contained in the Purchase Agreement and certain other agreements and instruments entered into in connection therewith. The Company failed to have gross revenues of at least $5 million during the six months ended September 30, 2006, and thus, a Triggering Event has occurred. “Period of the Triggering Event” is defined as date commencing upon the occurrence of a Triggering Event and ending on the date the purchasers under the Purchase Agreement no longer hold in the aggregate at least 1,500,000 shares of Common Stock issued pursuant to the Purchase Agreement and issuable upon the exercise of any warrants issued pursuant to the Purchase Agreement or upon conversion of the Preferred Stock.

The Company received a notice dated January 18, 2008 from Sherleigh stating that due to the occurrence of a Triggering Event, it intends to exercise its right under the Purchase Agreement to designate a majority of the Board and named Messrs Silver, Hershey and Peter Rappaport, another employee of SIAR, as its designees. Following the receipt of the notice, on January 25, 2008, the Board voted to elect Messrs Silver and Hershey, but not Mr. Rappaport as members of the Board. In addition, Mr. Silver was appointed as the Chairman of the Board. Sherleigh has indicated that it presently intends to cause Mr. Rappaport to be elected to the Company’s Board in the near future.

Since the beginning of the Company’s last fiscal year, there have been no transactions and there are no currently proposed transactions in which the Company was or is to be a participant that involves the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years in which Messrs Silver or Hershey had or will have a direct or indirect material interest.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2008

UNITED ENERGY CORP.

By:	/s/ Ronald Wilen
Name: Ronald Wilen
Title: Chief Executive Officer

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